CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Performance Leveraged Upside Securities due 2014	$7,361,540	$843.63

October 2011 Pricing Supplement No. 1,044 Registration Statement No. 333-156423 Dated October 25, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Trigger PLUS Based on the Financial Select Sector SPDR® Fund due October 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM
The Trigger PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of Trigger PLUS that you hold, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of the underlying shares on the valuation date.  Investors may lose their entire initial investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	October 28, 2014
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Aggregate principal amount:	$7,361,540
Payment at maturity:	If the final share price is greater than the initial share price:
$10 + leveraged upside payment
If the final share price is less than or equal to the initial share price and is greater than the trigger level:
$10
If the final share price is less than or equal to the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 40%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × share percent increase
Leverage factor:	131%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$13.02, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:	$7.812, which is 60% of the initial share price
Valuation date:	October 23, 2014, subject to postponement for non-trading days and certain market disruption events
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	October 25, 2011
Original issue date:	October 28, 2011 (3 business days after the pricing date)
CUSIP:	61760T140
ISIN:	US61760T1401
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.30	$9.70
Total	$7,361,540	$220,846.20	$7,140,693.80
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Trigger PLUS Based on the Financial Select Sector SPDR® Fund due October 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Trigger PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 25, 2011	October 28, 2011 (3 business days after the pricing date)	October 28, 2014, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Share underlying index:	Financial Select Sector Index
Issue price:	$10 per Trigger PLUS
Aggregate principal amount:	$7,361,540
Stated principal amount:	$10 per Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final share price is greater than the initial share price:
$10 + leveraged upside payment
If the final share price is less than or equal to the initial share price and is greater than the trigger level:
$10
If the final share price is less than or equal to the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 40%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Leverage factor:	131%
Share performance factor:	final share price / initial share price
Initial share price:	$13.02, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:	$7.812, which is 60% of the initial share price
Valuation date:	October 23, 2014, subject to postponement for non-trading days and certain market disruption events
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 8.

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Trigger PLUS Based on the Financial Select Sector SPDR® Fund due October 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	61760T140
ISIN:	US61760T1401
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Tax considerations:
Although the issuer believes that, under current law, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange; and

▪ upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Trigger PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.

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Trigger Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares or the component stocks of the Financial Select Sector Index.  Such purchase activity could have increased the price of the underlying shares on the pricing date, and therefore could have increased the trigger level and the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment equal to or greater than the stated principal amount of the Trigger PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

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Trigger Performance Leveraged Upside SecuritiesSM

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	131%
Trigger level:	60% of the initial index value

Trigger PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 131% of the appreciation of the underlying shares over the term of the Trigger PLUS.

▪	If the underlying shares appreciate 4%, the investor would receive a 5.24% return, or $10.524 per Trigger PLUS.

▪	If the final share price is less than or equal to the initial share price but is greater than the trigger level, the investor would receive the $10 stated principal amount.

▪	If the underlying shares depreciate 40%, the investor would receive the $10 stated principal amount.

▪
If the final share price is less than or equal to the trigger level, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

▪	If the underlying shares depreciate 60%, the investor would lose 60% of its principal and receive only $4 per Trigger PLUS at maturity, or 40% of the stated principal amount.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$10    +    leveraged upside payment

If the final share price is less than or equal to the initial share price and greater than the trigger level, you will receive a payment at maturity equal to:

$10 per Trigger PLUS (the stated principal amount)

If the final share price is less than or equal to the trigger level, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the underlying shares on the valuation date, which will be equal to:

$10    ×    Share Performance Factor

Because the share performance factor will be less than or equal to 0.6, the payment at maturity will be less than or equal to $6 per Trigger PLUS under this scenario.

Under no circumstances will the payment at maturity be less than zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and the accompanying prospectus.  You should consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than or equal to the trigger level (which is 60% of the initial share price), the payout at maturity will be an amount in cash that is at least 40% less than the $10 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the decline in the closing price of the underlying shares.

▪
Market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	dividend rates on the underlying shares and on the stocks composing the Financial Select Sector Index,

o	interest and yield rates in the market,

o	time remaining until the Trigger PLUS mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the real estate market or equities markets generally and which may affect the final share price of the underlying shares,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 13.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪
Investing in the Trigger PLUS exposes investors to risks associated with investments in securities with a concentration in the financial services sector.  The stocks included in the Financial Select Sector Index and that are generally tracked by the Financial Select Sector SPDR Fund are stocks of companies whose primary business is directly associated with the financial services sector, including the following sub-sectors: diversified financial services, insurance, commercial banks, capital markets, real estate investment trusts (“REITs”), consumer finance, thrifts & mortgage finance, and real estate management & development.  Because the value of the Trigger PLUS is

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▪
linked to the performance of the underlying shares, an investment in the Trigger PLUS exposes investors to risks associated with investments in securities with a concentration in the financial service sector.

Financial services companies are subject to specific and substantial risks, including, without limitation, significant competition and extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates or company credit ratings change. The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have historically been unpredictable, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems related to risk management systems, the amount of total leverage, liquidity of assets or capital resources, the strength of the mergers and acquisitions and capital markets businesses and general economic conditions, among other factors.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR® Fund, have been and may continue to be subject to severe price competition.  As a result, the value of the Trigger PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the Trigger PLUS.  The investment adviser to the Financial Select Sector SPDR® Fund, SSgA Funds Management, Inc. (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Financial Select Sector SPDR® Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Financial Services LLC, which we refer to as S&P, from the universe of companies represented by the S&P 500® Index.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index and, consequently, the price of the underlying shares and the value of the Trigger PLUS.

▪
The underlying shares and the share underlying index are different.  The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  The Investment Adviser may invest up to 5% of the Financial Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments with a view to seeking performance that corresponds to the share underlying index and managing cash flows.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the Financial Select Sector SPDR®  Fund.  MS & Co., as calculation agent, will adjust the

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▪
amount payable at maturity for certain events affecting the shares of the Financial Select Sector SPDR® Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the Financial Select Sector SPDR® Fund.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, including whether the share price has decreased to or below the trigger level, and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the share underlying index or a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying shares or the Financial Select Sector Index), including trading in the underlying shares and in other instruments related to the underlying shares or the Financial Select Sector Index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the Financial Select Sector Index and other financial instruments related to the Financial Select Sector Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the trigger price and the price above which the shares of the Financial Select Sector SPDR® Fund must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of the shares of the Financial Select Sector SPDR® Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Fact Sheet―General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because a Trigger PLUS provides for the return of principal except where the final share value has declined below the trigger level, the risk that the Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime;

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the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The Financial Select Sector SPDR® Fund.  The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”).  The Trigger PLUS are not sponsored, endorsed, sold, or promoted by S&P, MGH or the Trust.  S&P, MGH and the Trust make no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS.  S&P, MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by S&P and is designed to provide an effective representation of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: diversified financial services, insurance, commercial banks, capital markets, real estate investment trusts (“REITs”), thrift & mortgage finance, consumer finance and real estate management & development.  See “Annex A—The Financial Select Sector Index” in the accompanying prospectus supplement for PLUS.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the shares of the Financial Select Sector SPDR® Fund for each quarter in the period from January 1, 2006 through October 25, 2011.  The related graph sets forth the daily closing prices of the underlying shares for the same period.  The closing price of the shares of the Financial Select Sector SPDR® Fund on October 25, 2011 was $13.02.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Financial Select Sector SPDR® Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Financial Select Sector SPDR® Fund on the valuation date.

Financial Select Sector SPDR® Fund (CUSIP 61760T140)	High ($)	Low ($)	Period End ($)
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter	35.89	28.29	28.93
2008
First Quarter	29.68	23.45	24.87
Second Quarter	27.71	20.26	20.26
Third Quarter	22.68	17.17	19.89
Fourth Quarter	20.67	9.39	12.52
2009
First Quarter	12.66	6.18	8.81
Second Quarter	13.02	9.06	11.95
Third Quarter	15.34	11.10	14.94
Fourth Quarter	15.73	14.01	14.40
2010
First Quarter	16.02	13.66	15.95
Second Quarter	17.05	13.81	13.81
Third Quarter	15.08	13.44	14.34
Fourth Quarter	16.01	14.35	15.95
2011
First Quarter	17.18	15.90	16.39
Second Quarter	16.69	14.73	15.35
Third Quarter	15.66	11.56	11.81
Fourth Quarter (through October 25, 2011)	13.42	11.28	13.02

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Shares of the Financial Select Sector SPDR® Fund Daily Closing Prices, January 1, 2006 to October 25, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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